EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Humphrey Hospitality Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-54270) of Humphrey Hospitality Trust, Inc. of our report dated March 30, 2005, with respect to the consolidated balance sheets of Humphrey Hospitality Trust, Inc. and subsidiaries as of December 31, 2004 and 2003, the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statements schedule III, which report appears in the December 31, 2004 annual report on Form 10-K of Humphrey Hospitality Trust, Inc.

Our report also refers to the Company’s restatement of its consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002.

/s/ KPMG LLP

Omaha, Nebraska

March 31, 2005